SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

FIRST MARINER BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT

Dear Stockholder:

We have previously mailed you proxy materials for the Special Meeting of First Mariner Bancorp to be held on March 19, 2010.

According to our latest records we have not yet received your vote. The Special Meeting is now only a short time away. It is important that you return your proxy card today in order to make sure your shares will be voted at the meeting in accordance with your desires.

Your vote is important! First Mariner has called this Special Meeting to ask our stockholders to vote on the following proposal; (1) the issuance of up to $2.6 million of common stock and warrants to acquire additional shares of common stock in exchange for up to $26.0 million aggregate liquidation amount of trust preferred securities; and (2) to grant management the authority to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes to approve proposal 1.   If proposal (1) is approved and the exchange is completed, First Mariner Bancorp will eliminate of $20.0 million in debt and will no longer accrue interest expense with the respect to the $20.0 million of trust preferred securities to be exchanged. First Mariner accrued interest expense of $1.25 million on the $20.0 million of trust preferred securities during the year ended December 31, 2008 and $832,865 during the nine months ended September 30, 2009.  The exchange also will increase First Mariner Bancorp’s total stockholders’ equity by approximately $12.8 million, although the exact amount is subject to variation based on the valuation of the warrants at closing.

Your board of directors unanimously recommends that you vote For proposals 1 and 2

Whether your holdings are large or small your vote is important

In the event that your proxy material has been misplaced we are enclosing for your use a duplicate proxy card and return envelope. If you need another copy of the proxy statement, please contact our proxy solicitor, Laurel Hill Advisory Group, at (888)-742-1305.

Please mark, date sign and return the enclosed proxy card (or follow the telephone or internet instructions on your proxy card) today. In the event that two proxy cards are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxy cards.

Thank you for your cooperation and continued support.

Sincerely,

EDWIN F.HALE, SR.

Chairman of the Board of Directors